UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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HUB GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held at Hub Group’s Corporate Headquarters, located at 2000 Clearwater Drive, Oak Brook, Illinois at 10:00 a.m. Central time on Wednesday, May 10, 2017.

The Notice of 2017 Annual Meeting of Stockholders and Proxy Statement describes the matters to be acted upon and is available at www.hubgroup.com/proxy.html. The Annual Report to Stockholders on Form 10-K is also available at this website.

We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to please vote your proxy either by mail, telephone or over the Internet to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

DAVID P. YEAGER
Chairman and Chief Executive Officer

HUB GROUP, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation, will be held at Hub Group’s Corporate Headquarters, located at 2000 Clearwater Drive, Oak Brook, Illinois on Wednesday, May 10, 2017, at 10:00 a.m. Central time for the following purposes:

(1)	To elect the eight nominees listed in this proxy statement to the board of directors of the Company;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	To ratify the appointment of our independent public accounting firm;

(5)	To approve the Hub Group, Inc. 2017 Long-Term Incentive Plan; and

(6)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

We plan to send a Notice of Internet Availability of Proxy Materials on or about March 22, 2017. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. The Notice of Internet Availability of Proxy Material is not a form for voting and presents only an overview of the proxy materials.

The Board of Directors has fixed the close of business on March 13, 2017, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois

March 22, 2017

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY EITHER BY

MAIL, TELEPHONE OR OVER THE INTERNET

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

Important Notice of Internet Availability of Proxy

Materials for the Stockholders Meeting to be Held on May 10, 2017

The Proxy Statement and Annual Report to Stockholders are

Available at www.hubgroup.com/proxy.html

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HUB GROUP, INC.

2000 CLEARWATER DRIVE

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2017 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 10, 2017, and any adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about March 22, 2017.

The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 13, 2017 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 33,480,802 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

PROXIES, VOTING RIGHTS, QUORUM AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker; they will not automatically supply one to you.

Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately eighty-four (84) votes. The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that one third of Shares entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you are a beneficial stockholder and your shares are held in the name of a broker, the broker has the authority to vote shares for which you do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the matter is not a “routine” matter for which the broker has discretionary voting authority and the broker has not received instructions from the beneficial owner of the shares. The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered accounting firm is deemed a “routine” matter. All other proposals described in this proxy statement do not relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to these proposals absent your voting instructions. Additionally, broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there is a “routine” matter to be voted upon, broker non-votes will be included for purposes of determining a quorum. An inspector of elections appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such inspector of elections will determine whether or not a quorum is present.

As of March 13, 2017, members of the Yeager family, directly or by trust, own all 662,296 shares of Class B Common Stock (the “Class B Stockholders”). Consequently, the Class B Stockholders control approximately 62% of the voting power on all matters presented for stockholder action. The Class B Stockholders are parties to an Amended and Restated Stockholders’ Agreement, dated April 22, 2014 (the “Stockholders’ Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such Class B Shares. The Stockholders’ Agreement requires, among other things, that the Class B Stockholders hold a meeting prior to the Annual Meeting so that they can determine how the shares of Class B Common Stock will be voted on matters presented at the Annual Meeting. Under the Stockholders’ Agreement, if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts, each Class B Stockholder has agreed to vote or cause to be voted all of its shares of Class B stock as recommended by the independent directors of the Board of Directors. On March 17, 2017, the independent directors resolved that in the event of a deadlock or if a quorum cannot be achieved at the meeting of Class B Stockholders after two attempts, the independent directors unanimously recommend that the Class B Stockholders vote FOR the election of each nominee for director named in Proposal 1, FOR the approval of the Company’s executive compensation in Proposal 2, ONE YEAR for the frequency of the advisory vote on executive compensation in Proposal 3, FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm in Proposal 4 and FOR the approval of the Company’s 2017 Long-Term Incentive Plan in Proposal 5.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2017 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority of votes cast by shares represented in person or by proxy and entitled to vote at such Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Oak Brook, Illinois.

PROPOSAL 1: ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s Bylaws, is currently seven. The Board of Directors has decided to expand the number of directors to eight, effective upon each of the eight nominees receiving a plurality of votes cast at the 2017 Annual Meeting. Each director shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. Mr. Yeager, Mr. Maltby, Mr. Eppen, Mr. Kenny, Mr. Reaves, Mr. Slark and Mr. Ward each currently serves as a director of the Company. Mr. Peter B. McNitt is being nominated by the Board for the first time. The descriptions below discuss the specific experience, qualifications, attributes or skills that qualify each nominee to serve on the Company’s Board of Directors. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Directors are elected by a plurality of the votes cast by the shares represented in person or by proxy and entitled to vote on the election of directors at the Annual Meeting, provided a quorum is present. Withholding of authority to vote in the election and broker non-votes will not affect the outcome of the election, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

Name	Age	Business Experience During the Past Five Years and Other Information
David P. Yeager	64	David P. Yeager has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. Mr. Yeager was Vice Chairman of the Board from March 1995 through November 2008. From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager started working for the Company in 1975. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975.

		Mr. Yeager has been an employee of the Company for over 40 years and in that time has helped grow the Company from a small family business into the $3.6 billion enterprise it is today. Mr. Yeager has experience in all aspects of the business, including acting as founder and President of both the Pittsburgh Hub (1975) and the St. Louis Hub (1980). Mr. Yeager’s industry experience and Company knowledge make him uniquely suited to serve as our Chairman of the Board.

Donald G. Maltby	62	Donald G. Maltby has served as a director of the Company since 2016. Mr. Maltby was appointed President and Chief Operating Officer of the Company in September 2015. From January 2015 until September 2015, Mr. Maltby served as an advisor to the Company’s Board of Directors. Mr. Maltby served as Chief Strategy Officer from May 2014 until January 2015. Prior to that, Mr. Maltby served as Chief Supply Chain Officer from January 2011 to May 2014. From February 2004 to December 2010, Mr. Maltby served as Executive Vice President- Logistics Services. Mr. Maltby previously served as President of Hub Online, the Company’s e-commerce division, from February 2000 through January 2004. Mr. Maltby also served as President of Hub Cleveland from July 1990 through January 2000 and from April 2002 to January 2004. Prior to joining Hub Group, Mr. Maltby served as President of Lyons Transportation, a wholly owned subsidiary of Sherwin Williams Company, from 1988 to 1990. In his career at Sherwin Williams, which began in 1981 and continued until he joined the Company in 1990, Mr. Maltby held a variety of management positions including Vice-President of Marketing and Sales for its Transportation Division. Mr. Maltby received a Masters in Business Administration from Baldwin Wallace College in 1982 and a Bachelor of Science degree from the State University of New York in 1976.

		Mr. Maltby has been in the transportation and logistics industry since 1976, holding various executive and management positions. He has steadily assumed additional responsibility and has been instrumental in growing the Company’s logistics business since joining the Company over 25 years ago. Mr. Maltby’s strategic thinking and deep knowledge of the logistics industry, as well as familiarity with the Company’s business and culture, make him a valuable contributor to the Board.

Name	Age	Business Experience During the Past Five Years and Other Information
Gary D. Eppen	80

Gary D. Eppen has served as a director of the Company since February 1996. Currently retired, Mr. Eppen was the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and Deputy Dean for part-time programs at The University of Chicago Booth School of Business. He received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956. He received an Honorary Doctor of Economics degree from the Stockholm School of Economics in 1998.

		Mr. Eppen’s experience with operations management has been valuable as the Company has evolved from a collection of small businesses to a unified network with a significant fleet of containers and a large drayage network. Mr. Eppen’s attention to detail and familiarity with financial matters make him an effective Chair of our Audit Committee. Until February 2007, Mr. Eppen served as a Director of Landauer, Inc. Mr. Eppen has used his vast experience to help the Board identify and implement best practices. Mr. Eppen brings a wealth of both academic and business experience to his service as a Director.

Charles R. Reaves	78	Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company. From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, ultimately as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company. Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

		Having served for 32 years as an executive at Sears, Mr. Reaves understands the needs of large shippers and retailers. In his capacity as Chief Executive Officer of Sears Logistics Services, Inc., Mr. Reaves gained valuable executive experience running a large transportation organization. Mr. Reaves has used this experience, as well as his industry knowledge, to effectively advise the Company in his role as a Director. As Chair of our Nominating and Governance Committee, Mr. Reaves has also used his experience at Sears to help shape the Company’s Governance Policies and oversee the succession planning process.

Martin P. Slark	62	Martin P. Slark has served as a director of the Company since February 1996 and Lead Director since November 2016. Since 1976, Mr. Slark has been employed by Molex Incorporated (“Molex”), a manufacturer of electronic, electrical and fiber optic interconnection products and systems. Mr. Slark is presently the Chief Executive Officer of Molex and is also a Director of Liberty Mutual Holding Company, Inc., Northern Trust Corporation and Koch Industries. Mr. Slark is a Companion of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portsmouth University in 1981.

		As Chief Executive Officer of a multi-national company, Mr. Slark has extensive experience running a large organization. Mr. Slark, originally from England, has worked for Molex for over 40 years in Europe, Asia and the United States. Mr. Slark’s leadership skills, experience with strategic planning and contacts have been a significant benefit to the Board. In addition to his role as Lead Director, Mr. Slark is Chair of the Compensation Committee, where he has been instrumental in helping formulate the compensation package for the Company’s executives.

Jonathan P. Ward	62	Jonathan P. Ward has served as a director of the Company since January 2012. Mr. Ward is an operating partner at Kohlberg & Co. and has been with that company since July 2009. He was previously chairman of the Chicago office of Lazard Ltd. and managing director, Lazard Freres & Co., LLC, joining Lazard in November 2006. Prior to Lazard, Mr. Ward was at The ServiceMaster Company for five years, where he began as President and Chief Executive Officer in 2001 and then became Chairman and Chief Executive Officer in 2002. From 1997 to 2001, he was President and Chief Operating Officer of R.R. Donnelley & Sons Company, a commercial printing company. During his 23 years at R.R. Donnelley, he served in a variety of other leadership positions. He earned a Bachelor’s degree in Chemical Engineering from the University of New Hampshire and also has completed the Harvard Business School Advanced Management Program.

Name	Age	Business Experience During the Past Five Years and Other Information
		Mr. Ward is a member of the board of directors of SP Plus Corporation, where he serves as a member of the Compensation Committee. Mr. Ward previously served as a director of Hillshire Brands Company (and Sara Lee Corporation prior to their merger) from October 2005 to August 2014, as director of KAR Auction Services, Inc. from December 2009 to June 2014, and as a director of United Stationers Inc. from July 2011 to June 2012.

		Mr. Ward’s service as an executive, combined with his leadership capabilities, make him well qualified to be a member of the Company’s Board of Directors. Having served on numerous public company boards, Mr. Ward is able to advise as to best practices across multiple industries. In addition, as a member of the Compensation Committee of SP Plus Corporation, Mr. Ward brings unique insight into other compensation models and approaches. Mr. Ward’s experience and perspective make him a valuable member of the Company’s Board of Directors.

James C. Kenny	63	James C. Kenny has served as a director of the Company since 2016. Currently retired, Mr. Kenny has served on the board of Kenny Industries, LLC, since 2006. Kenny Industries is a holding company that owns office and industrial parks in northern Illinois and a luggage company, among other assets. Since 2011, Mr. Kenny has also served as a director of Kerry Group, PLC, a company traded on the London and Dublin stock exchanges with a market capitalization of 13 billion euro. Mr. Kenny serves as a member of Kerry Group’s Nominating and Compensation Committees.

		Mr. Kenny served as Executive Vice President and Director of Kenny Construction Company from 1994 until the company was sold in 2012. He also served as President of Kenny Management Services from 2006 to 2012. Kenny Construction Company, founded in 1927, was involved in building projects across the United States and Kenny Management Services oversaw large, complex construction projects such as the Chicago Midway Airport expansion and the Chicago Bears’ stadium renovation. From 2003 until 2006, Mr. Kenny served as United States Ambassador to Ireland. Mr. Kenny received his Bachelor of Science degree in Business Administration from Bradley University.

Mr. Kenny has 35 years of experience in the construction industry, as well as three years of diplomatic experience serving as an ambassador. He has extensive experience running a family business and serving on its board. As a director, he has been involved in acquisition strategy, succession planning, union relations and governance. He also has excellent political knowledge and a large network, both locally and nationally, which is a great asset for a company in a regulated industry. Mr. Kenny brings a unique blend of experiences to the Board of Directors.

Peter B. McNitt	62	Peter B. McNitt is being nominated to the Board for the first time. Mr. McNitt currently serves as Vice Chair of BMO Harris Bank. Prior to his current position, Mr. McNitt held many leadership roles within BMO, including Senior Vice President and Head of the Emerging Majors Midwest, Executive Vice President of U.S. Corporate Banking, Executive Managing Director of U.S. Investment Banking, and Vice Chair of Business Banking. Mr. McNitt currently serves as a director of Titan International, Inc, where he is a member of the Audit committee and Chairman of the Corporate Governance committee. He is a graduate of Amherst College and has attended Northwestern University’s Graduate School of Management and the Graduate School of Credit and Finance at Stanford University.

		Mr. McNitt has over 40 years of financial expertise assessing corporate strategies, financial performance, management succession and risk. He would add a great deal of public company board experience, as well as financial expertise, to the Board.

The Board of Directors unanimously recommends that the stockholders vote FOR ALL the nominees presented in Proposal 1.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended December 31, 2016, the full Board of Directors met four times at regularly scheduled meetings and four times at special meetings. The Audit Committee met eight times at regularly scheduled meetings. The Compensation Committee met two times and the Nominating and Governance Committee met twice. During 2016, all directors attended at least 90% of the meetings of the Board of Directors and the committees thereof on which they served. The Company encourages each member of the Board of Directors to attend each annual meeting of stockholders. All directors attended the Company’s 2016 annual meeting of stockholders held on May 6, 2016.

Audit Committee

The duties of the Audit Committee are to oversee the Company’s internal control structure and review the Company’s financial statements and other financial information to be included in the Company’s 10-K. Additionally the Audit Committee is responsible for the selection, compensation and oversight of the Company’s independent auditors and review of the Company’s annual audit plan. The members of the Audit Committee are Messrs. Eppen (Chair), Kenny, Reaves, Slark and Ward. If Mr. McNitt is elected at the Annual Meeting, the Board of Directors intends to appoint him to the Audit Committee. The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

The Board of Directors has determined that Messrs. Eppen, Kenny, McNitt, Reaves, Slark and Ward are “independent” in accordance with the applicable corporate governance listing standards of NASDAQ. See the section “Director Independence Determinations” below for further details. The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the regulations promulgated under the Securities Exchange Act of 1934. However, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Audit Committee requirements of NASDAQ and that at least one of its members has the financial sophistication required by NASDAQ. The Board of Directors has determined that by satisfying the requirements of the NASDAQ listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee. The Board of Directors has concluded that the appointment of an “audit committee financial expert” is not necessary at this time.

Compensation Committee

The Compensation Committee is responsible for providing assistance to the Board in the discharge of its responsibilities relating to compensation and development of the Company’s Chief Executive Officer and other executive officers. The members of the Compensation Committee are Messrs. Eppen, Kenny, Reaves, Slark (Chair) and Ward. If Mr. McNitt is elected at the Annual Meeting, the Board of Directors intends to appoint him to the Compensation Committee. The Compensation Committee reviews, adopts, terminates, amends or recommends to the Board the adoption, termination or amendment of equity-based employee plans, incentive compensation plans and employee benefit plans, as further described in the Compensation Committee Charter. The Compensation Committee used Korn Ferry Hay Group (“Hay Group”) as its compensation consultant in 2016 to assist in the evaluation of the Chief Executive Officer and executive officer compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and recommend the director nominees to the Board for the next annual meeting of stockholders, assist the Board with succession planning and develop and recommend to the Board the corporate governance guidelines and other corporate governance policies applicable to the Company. The members of the Nominating and Governance Committee are Messrs. Eppen, Kenny, Reaves (Chair), Slark and Ward. If Mr. McNitt is elected at the Annual Meeting, the Board of Directors intends to appoint him to the Nominating and Governance Committee. The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

Nominations of Directors

Directors may be nominated by the Board of Directors or by stockholders in accordance with the Bylaws. As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors. The Nominating and Governance Committee seeks to obtain candidates who will provide a diversity of viewpoints, professional experience, education and skills that complement those already existing on the Board. In addition, in selecting directors, the Nominating and Governance Committee will consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, gender, race, ethnicity, education, and other attributes which contribute to the Board’s diversity. In performing its responsibilities for identifying, screening and recommending candidates to the Board, the Nominating & Governance Committee (i) ensures that candidates with a diversity of ethnicity and gender are included in any pool of candidates from which Board nominees are chosen, and (ii) considers diverse candidates from nonexecutive corporate positions and non-traditional environments. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

If a stockholder desires to nominate persons for election as directors, timely written notice must be given and received, in advance of the stockholder meeting, by the Secretary of the Company at 2000 Clearwater Drive, Oak Brook, IL 60523, either by personal delivery or by United States mail. Pursuant to the Bylaws, such notice must be received not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or, between February 9, 2018 and March 11, 2018, for the 2018 Annual Meeting; provided, however, that in the event that the date of the 2018 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the 2017 Annual Meeting, the notice must be received no earlier than the 90th day prior to such meeting and not later than the close of business of the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Leadership Structure

The Company is led by David P. Yeager, who has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. The Board of Directors believes that Mr. Yeager’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders because this leadership structure promotes a unified vision for our Company, strengthens the ability of the CEO to develop and implement strategic initiatives and facilitates our Board’s efficient and effective functioning.

The Board of Directors believes that the members of the Board and the three standing Board Committees provide an appropriate framework for overseeing the Company’s management and operations and strike a sound balance with appropriate oversight. The Company’s directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. The Board is collegial and all Board members are well engaged in their responsibilities. The Company’s non-management directors regularly meet in executive session and typically these meetings are held in conjunction with a Board meeting. All Board members express their views and are open to the opinions expressed by other directors.

The Board recognizes the importance of having a strong independent board leadership structure to ensure accountability. The Board selected Mr. Slark to serve as Lead Director in November 2016. In February 2017, the Board revised the Company’s Corporate Governance Guidelines to include that if the Chairman is an employee Director, then the Board may select a Lead Director from among the independent directors based on the recommendation of the Nominating and Governance Committee. The Board believes the appointment of a Lead Director is a valuable addition to our Board structure and will facilitate the effective performance of the Board in its role providing governance and independent oversight.

Risk Oversight

The Board of Directors is ultimately responsible for overseeing risk management at the Company. The Board has delegated to the Compensation Committee responsibility for oversight of compensation risk. The Board has delegated to the Audit Committee various risk management responsibilities. To fulfill these responsibilities, at each quarterly meeting the Audit Committee receives (i) a report from the Director of Internal Audit regarding internal controls and an update on Internal Audit’s annual plan, (ii) a report from the General Counsel regarding any material litigation developments or regulatory risks, (iii) a report from the Company’s independent auditors, and (iv) a report from the President of Hub Group Trucking on driver safety. The Board also receives a report from the Chief Information Officer on cyber security risk. The Audit Committee reports the results of any material issues to the Board. The Board has also charged the Audit Committee with the responsibility for undertaking an annual comprehensive risk review, which includes a review of the steps taken by the Company to mitigate key risks. The list of risks is prepared by management and discussed at an Audit Committee meeting. Any issues that arise from this discussion are then reviewed with the Board as necessary. The Audit Committee also receives an annual report from the General Counsel highlighting certain non-business risks and the processes used to mitigate those risks. The Audit Committee has implemented an Ethics Hotline that provides a completely anonymous and confidential way for employees, officers and directors to report accounting complaints and other unethical behavior. The General Counsel provides a quarterly report summarizing any complaints made through the Ethics Hotline to the Audit Committee. The Board has charged the Nominating and Governance Committee with managing the risks related to succession planning. In addition to reports from the Audit, Compensation and Nominating and Governance Committees, the Board periodically discusses risk management issues as necessary. The risk oversight function is also supported by our Chairman of the Board and Chief Executive Officer, whose industry leadership, tenure and experience provide a deep understanding of the risks that the Company faces. Collectively, these processes are intended to provide the Board of Directors as a whole with an in-depth understanding of risks faced by the Company. The Board of Directors believes that the Chairman of the Board and Chief Executive Officer, who has an integral role in our day-to-day risk management processes, together with the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and an experienced senior management team provide the appropriate leadership to assist in effective risk oversight by the Board of Directors.

Controlled Company

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by NASDAQ since the members of the Yeager family, pursuant to their ownership of Class A and all Class B Common Stock, control approximately 63% of the voting power of the Company as of March 13, 2017. Pursuant to the Stockholders’ Agreement, the Class B Stockholders have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of the Class B Stockholders after two attempts.

Code of Ethics

Our Code of Business Conduct and Ethics (the “Code”) establishes the principles, policies, standards and conduct for professional behavior in the workplace. The Code applies to all employees and may be found on the Corporate Governance page on the Company’s website, www.hubgroup.com. Any waiver of the Code for executive officers of the Company requires approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investors section of our Company’s website, www.hubgroup.com, any amendments to, or waivers from, the Code that are required to be publicly disclosed under the rules of the SEC. The Audit Committee has also established an Ethics Hotline for employees, officers, directors and third parties to communicate concerns over accounting, auditing matters or other matters.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which may be found on the Corporate Governance page on the Company’s website, www.hubgroup.com. These guidelines reflect the Board of Directors’ commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view of enhancing stockholder value.

Director Independence Determinations

We believe that a substantial majority of the members of our Board should be independent non-employee directors. Our Board has affirmatively determined that six of our eight director nominees, namely Messrs. Eppen, Kenny, McNitt, Reaves, Slark and Ward, qualify as ‘‘independent directors’’ in accordance with NASDAQ listing standards independence requirements. Each of these directors and nominees has also been determined to have the requisite NASDAQ “financial sophistication” qualifications. All of the members of our Audit Committee, Compensation Committee and the Nominating and Governance Committee are independent and financially sophisticated. The NASDAQ listing standards include a series of objective tests for determining the independence of a director, such as that the director or a member of his family is not an employee of the Company and has not engaged in various types of commercial or charitable relationships with the Company. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Corporate Governance page of our Company’s website, www.hubgroup.com. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company, its management and/or its independent registered public accounting firm.

Communicating with the Board

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address set forth herein and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. Each communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

Review of Related Party Transactions

Our Related Person Transaction Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% or greater stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel of the Company is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel then assesses whether the proposed transaction is a related person transaction for purposes of the policy and SEC rules. If the General Counsel determines that the proposed transaction is a related person transaction for such purposes, the proposed transaction is then submitted to the Audit Committee of the Board of Directors for its consideration; except for related parties who are employees, which process is described below. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event a person involved with, or connected to, the proposed transaction is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his immediate family members is the related person. The Audit Committee then makes a recommendation to the Board. The Board approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Board. In the event that the Company becomes aware of a related person transaction that has not been previously approved or ratified by the Board or the Audit Committee, a similar process is undertaken by the Board and the Audit Committee to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy. A copy of our Related Person Transaction Policy is available on the Corporate Governance page of our website at www.hubgroup.com.

In accordance with the Company’s Related Person Transaction Policy, all compensation paid to related party employees is reviewed and approved by the Compensation Committee. Mr. Jude Troppoli, the brother-in-law of Mr. David Yeager, serves as Director of Documentation. Mr. Phillip Yeager and Mr. Matthew Yeager, sons of Mr. David Yeager, serve as Executive Vice President, Account Management and Intermodal Operations and Vice President Specialized Intermodal Services, respectively. Mr. Tom Buffington, the stepson of Mr. Donald Maltby, serves as Assistant Vice President, Account Management. Ms. Shannon Neumayer, the daughter of Mr. Jim Gaw, former Executive Vice President of Sales, served as Director of Finance and Compliance, Intermodal Operations and Account Management. Mr. Chris Neumayer, the son-in-law of Mr. Jim Gaw, serves as Regional Sales Manager. Each of Mr. Troppoli, Mr. Neumayer, Mr. Buffington, Messers. Yeager and Ms. Neumayer earned in excess of $120,000 in salary and bonuses for 2016. Each individual’s compensation is comparable to other employees with equivalent qualifications, experience and responsibilities at the Company. All compensation for the foregoing individuals was approved by our Compensation Committee. There were no other related person transactions in 2016.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the current executive officers of the Company named in the table under “Compensation of Directors and Executive Officers--Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of February 28, 2017. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted. The Company acts as transfer agent for the Class B Common Stock. Beneficial ownership of shares of Class B Common Stock is based on the stock ledger maintained by the Company as of the Record Date and the terms of the Stockholders’ Agreement (the “Stockholders Agreement”).

	Number (1)
Name	Class A	Percentage	Class B	Percentage
David P. Yeager (2)(3)	275,650	*	662,296	100%
Mark A. Yeager (2) (4) (5)	—	*	662,296	100%
Terri A. Pizzuto	165,236	*	—	*
Donald G. Maltby	106,554	*	—	*
James J. Damman	80,133	*	—	*
David L. Marsh	101,628	*	—	*
Gary D. Eppen	77,326	*	—	*
Charles R. Reaves	73,947	*	—	*
Martin P. Slark	96,393	*	—	*
Jonathan P. Ward	18,344	*	—	*
James Kenny	9,625	*	—	*
All directors and executive officers (16 people)	1,168,161	3.5%	662,296	100%
Diamond Hill Capital Mgt., Inc. (6)	3,656,234	10.9%	—	*
BlackRock, Inc. (7)	4,852,804	14.6%	—	*
The Vanguard Group (8)	2,728,791	8.2%	—	*
FMR LLC (9)	2,953,433	8.9%	—	*
Dimensional Fund Advisors LP (10)	2,342,873	7.0%	—	*

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	David Yeager and Mark Yeager are parties to the Stockholders’ Agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts. See the section “Proxies, Voting Rights, Quorum and Procedures” for more details. Except as provided in footnotes 3 and 4 each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 62% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(3)	Includes 154,583 shares of Class B Common Stock owned by the DPY 2015 Exempt Children’s Trust, 51,624 shares of Class B Common Stock owned by the Laura C. Yeager 2015 GST Trust, 51,624 shares of Class B Common Stock owned by the Matthew D. Yeager 2015 GST Trust and 51,624 shares of Class B Common Stock owned by the Phillip D. Yeager 2015 GST Trust, 21,693 shares of Class B Common Stock owned by David P. Yeager Nonexempt Trust created under Philip C. Yeager 1994 Trust and 331,148 shares of Class B Common Stock beneficially owned by Mark A. Yeager, to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. See Notes 2 and 4.

(4)	Includes 86,794 shares of Class B Common Stock owned by Mr. Mark A. Yeager individually, 87,866 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust, 87,866 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust, 48,715 shares of Class B Common Stock owned by the Mark A. Yeager Non-Exempt Trust, and 331,148 shares of Class B Common Stock beneficially owned by David P. Yeager, to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. Also includes 19,907 shares of Class B Common Stock owned by the Mark A. Yeager Perpetual Trust for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion. See Notes 2 and 3.

(5)	Mr. Mark A. Yeager last filed a Form 4 dated April 20, 2015, which is the basis for determining his stock ownership above.

(6)	Diamond Hill Capital Management, Inc. (“Diamond Hill”) filed Amendment No. 2 to Schedule 13G dated February 6, 2017 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Diamond Hill has sole dispositive power with respect to all 3,656,234 shares of Class A Common Stock and sole voting power with respect to 3,505,247 shares of Class A Common Stock. The number of shares beneficially owned by Diamond Hill is indicated as of December 31, 2016. The address of Diamond Hill is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

(7)	BlackRock, Inc. (“BlackRock”) filed Amendment No. 8 to Schedule 13G dated January 10, 2017 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, BlackRock has sole dispositive power with respect to all 4,852,804 shares of Class A Common Stock beneficially owned and sole voting power with respect to 4,739,640 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by BlackRock is indicated as of December 31, 2016. The address of BlackRock is 55 East 52nd Street, New York, NY 10022.

(8)	The Vanguard Group, Inc. (“Vanguard”) filed Amendment No. 5 to Schedule 13G dated February 9, 2017 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Vanguard has sole dispositive power with respect to 2,661,500 shares of Class A Common Stock, shared dispositive power with respect to 67,291 shares of Class A Common Stock, sole voting power with respect to 64,818 shares of Class A Common Stock and shared voting power with respect to 4,315 shares of Class A Common Stock. The number of shares beneficially owned by Vanguard is indicated as of December 31, 2016. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(9)	FMR LLC (“FMR”) filed Amendment No. 5 to Schedule 13G dated February 13, 2017 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, FMR has sole dispositive power with respect to all 2,953,433 shares of Class A Common Stock and sole voting power with respect to 656,182 shares of Class A Common Stock. The number of shares beneficially owned by FMR is indicated as of December 31, 2016. The address of FMR is 245 Summer Street, Boston, MA 02210.

(10)	Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G dated February 9, 2017 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Dimensional has sole dispositive power with respect to all 2,342,873 shares of Class A Common Stock and sole voting power with respect to 2,252,385 shares of Class A Common Stock. The address of Dimensional is Building One, 63000 Bee Cave Road, Austin, TX 78746.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and ten-percent beneficial owners were complied with during the 2016 fiscal year with the exception of a Form 4 filed two days late on April 7, 2016, by Mr. Damman to report the disposition of 456 shares to satisfy tax withholding obligations.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers (for purposes of this proxy statement, the term “executive officer” means the senior leadership of the Company, including Section 16 Officers and Named Executive Officers). Our Compensation Committee consists of the five independent members of the Board. Our Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable, competitive and drives behavior that increases stockholder value over the long-term.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives. We seek to incent our executives through both short term and long term awards, with a goal of rewarding superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee, with input and recommendations from our Chief Executive Officer and President, makes all compensation decisions for the executive officers and approves recommendations of equity awards to all executive officers of the Company. The Chief Executive Officer and President do not play any role in the Compensation Committee’s determination of their own compensation. The Chief Executive Officer and President annually review the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual stock and cash award amounts, are presented to the Compensation Committee. Our Compensation Committee can exercise its discretion in modifying any recommended adjustments of stock or cash awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Compensation Consultant. To help the Company achieve its compensation objectives, our Compensation Committee engaged Hay Group as its independent compensation consultant for 2016. Hay Group has been the compensation consultant to the Compensation Committee since 2004. The consultant’s role is to advise our Compensation Committee on all executive compensation matters. The Compensation Committee asked the consultant to provide relevant market data and evaluate the Company’s total compensation system relative to the compensation systems employed by comparable companies in the transportation industry and the overall U.S. industrial market. The consultant also provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. In 2016, Hay Group did not provide any additional services to the Company in excess of $120,000.

Market Benchmarking. A benchmark group of publicly-traded companies in the transportation industry is chosen based on comparable revenue, market capitalization and number of employees. The peer group is used annually by our Compensation Committee to ensure that Hub Group’s compensation programs offer competitive total compensation opportunities and reflect best practices in compensation plan design. For 2016, the companies comprising the “Compensation Peer Group” were:

ArcBest Corporation

Heartland Express, Inc.

J.B. Hunt Transportation Services, Inc.

Knight Transportation, Inc.

Landstar System, Inc.

Old Dominion Freight Line, Inc.

Ryder System, Inc.

Roadrunner Transportation Systems, Inc.

Saia, Inc.

Swift Transportation Co.

Universal Truckload Services, Inc.

Werner Enterprises, Inc.

XPO Logistics, Inc.

YRC Worldwide, Inc.

In addition, information on annual base salary increases and compensation data for the U.S. general industrial markets is provided by our Compensation Committee’s independent compensation consultant.

The Company’s Chief Executive Officer and President develop pay recommendations for the Company’s executives based on (i) the aforementioned market data, (ii) each executive’s individual performance and functional responsibilities as determined by the Chief Executive Officer and President and (iii) Company performance, both financial and non-financial. Our Compensation Committee reviews and approves these pay recommendations with the advice of its independent compensation consultant. Our Compensation Committee also sets the base salary and incentive opportunities for the Company’s Chief Executive Officer based on (i) the aforementioned market data, (ii) the Chief Executive Officer’s individual performance and responsibilities and (iii) Company performance, both financial and non-financial.

Our Compensation Committee generally seeks to set the base salary for executive officers at a competitive level compared to similarly situated executives according to survey data from the Hay Group Executive Compensation Report (the “Hay Group survey”). Our Compensation Committee also considers, on a secondary basis, the executive compensation disclosure included in the proxy statements of the companies comprising the Compensation Peer Group. Variations to this objective do occur as dictated by the experience level of the individual, personal performance and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by our compensation consultant to determine the appropriate level and mix of incentive compensation. Pay for such incentive compensation is awarded as a result of the performance of the Company or the individual, depending on the type of award, compared to pre-established goals. Our Compensation Committee noted that Hub’s stockholders approved the Company’s 2015, 2014 and 2013 compensation for named executive officers with at least 98% approval ratings each year. For 2016, our Compensation Committee has continued with this same general compensation structure since the Committee believes it is a successful structure and has been consistently supported by our stockholders.

2016 Executive Compensation Components

The Company’s executive compensation program has three components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary. To attract and retain qualified executives, base salary is provided to our executive officers. The base salary is determined based on position and responsibility using competitive criteria within the transportation industry. During its review of base salaries for the executives, our Compensation Committee primarily considers (i) market data provided by our outside consultants, (ii) an internal review of the executive’s compensation, both individually and relative to other officers, and (iii) individual performance of the executive. Salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities. Increases are based on increases in the cost of living, individual performance and market data. For 2016, the Compensation Committee provided salary increases of 12% for Mr. Yeager, 4.7% for Mr. Maltby, 7.1% for Ms. Pizzuto, 7.4% for Mr. Damman and 4.4% for Mr. Marsh.

Annual Cash Incentive. The Company’s annual cash incentive recognizes and rewards executives for taking actions that build the value of the Company and generate competitive total returns for stockholders. Our annual cash incentive is determined with the assistance of the Hay Group survey referred to above. The value of Mr. Yeager’s target award is 100% of his annual base salary, while the other executives are generally set at 60-70% of their annual base salary. This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and our President. For our other executive officers, this incentive is based on a combination of EPS (70-80%) and on individual performance compared against certain pre-determined personal goals (20-30%). The personal goals vary by officer. For 2016, the personal goals for officers responsible for each of our service lines were generally tied to specific financial metrics for the service line managed by the executive. For our other executives, the personal goals were generally tied to specific objectives within their area of responsibility. The personal goals are generally set at a level that is believed to be achievable with superior personal performance.

Ms. Pizzuto’s target incentive related to personal goals was $63,000. For 2016, Ms. Pizzuto’s total bonus related to personal goals was $55,125. Mr. Damman’s target incentive related to personal goals was $56,000, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2016, Mr. Damman’s total bonus related to personal goals was $56,933. Mr. Marsh’s target incentive related to personal goals was $50,400, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2016, Mr. Marsh’s total bonus related to personal goals was $100,800.

Each year our Compensation Committee sets an EPS target for our Company, which may take into account one-time charges and the impact of our share buyback program. Once the year is completed, Hub Group’s earnings per share is compared against the EPS target. If we meet the EPS target, we pay the EPS portion of the award. If we do not meet our EPS target, we do not pay any cash incentive related to EPS or we pay a reduced incentive based on a sliding scale. In the same way, our executives can earn, also on a sliding scale, up to twice their EPS target incentive if we substantially exceed our EPS target. For 2016, our sliding scale started at $2.00 and our EPS target for 2016 was set at $2.15. Our executives could earn twice their EPS target incentive if we earned $2.30 per share. During 2016, we earned $2.17 per share. Based on our pre- approved sliding scale, our executives therefore received 110% of their EPS target incentive.

Mr. Yeager’s target incentive related to EPS was $800,000 for 2016. Mr. Yeager received 110% of this targeted amount, which was $880,000, in accordance with the sliding scale previously approved by the Compensation Committee. Mr. Maltby’s target incentive related to EPS was $392,000 for 2016. Mr. Maltby received 110% of this targeted amount, which was $431,200. Ms. Pizzuto’s target incentive related to EPS was $252,000 for 2016. Ms. Pizzuto received 110% of this targeted amount, which was $277,200. Mr. Damman’s target incentive related to EPS was $224,000 for 2016. Mr. Damman received 110% of this targeted amount, which was $246,400. Mr. Marsh’s target incentive related to EPS was $201,600 for 2016. Mr. Marsh received 110% of this targeted amount, which was $221,760.

All cash compensation is approved by our Compensation Committee before it is paid to our executive officers.

Long-Term Equity Incentives. The Company’s Long-Term Equity Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units. The Long-Term Equity Incentive Program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their ownership stake in the Company through grants of the Company’s Class A Common Stock. The Company adopted the Hub Group, Inc. 2002 Long-Term Incentive Plan, as amended in 2007, in connection with its long-term equity incentive program.

The Company has historically made an annual grant of restricted stock to its executive officers. Our Compensation Committee reviews management’s recommendation and approves the restricted stock awards for each Section 16 officer. Our restricted stock grants for employees typically vest over five years.

In November 2016, our Compensation Committee delegated to our Chief Executive Officer the ability to grant up to 75,000 shares of restricted stock in the aggregate to non-executive officers each year. Our Chief Executive Officer grants this stock from time to time to new hires or in connection with a promotion or outstanding performance by current employees. The Company has not granted any stock options since 2003.

Perquisites and Other Compensation

Our Company provides executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

All of our named executive officers participated in our 401(k) plan and received matching funds up to the federally allowed maximum match. We maintain $50,000 of life insurance on all of our executive officers. The Company maintains a non-qualified deferred compensation plan and provides a matching contribution to participants. The Company makes available to its executive officers an annual physical at a local hospital. The Company allows personal use of its fractional airplane interests by certain executive officers. Personal use of our aircraft interests requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our aircraft interests at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. The Company does not make it a practice to provide tax gross-ups to our named executive officers for perquisites and other compensation.

Retirement and Other Benefits

Pension Benefits

We do not provide pension arrangements or subsidized post-retirement health coverage for our executives or employees.

Non-Qualified Deferred Compensation

Our executive officers, in addition to certain other key managerial employees, are entitled to participate in the Hub Group, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to this plan, eligible employees can defer certain compensation on a pre-tax basis. The Deferred Compensation Plan is discussed in further detail in the table below under the heading “2016 Nonqualified Deferred Compensation.”

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment contracts with us. Certain payments will be made upon a change of control. These payments are discussed in further detail under “Potential Payouts upon Termination or Change of Control.”

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, our Board adopted a policy that requires each executive officer to maintain a minimum ownership interest in the Company. Each executive officer, other than the Chief Executive Officer, must own Company stock with a value of at least two times his or her base annual salary. The Chief Executive Officer must own Company stock with a value of at least three times his base salary. Each executive officer has five years to meet this requirement. Until they do, executive officers must retain a minimum of 25% of the stock granted to them in any one year. Our non-employee directors have also agreed to maintain stock valued at three times their annual retainer, which was increased in February 2017 from two times their annual retainer. Our non-employee directors have been given five years to meet this requirement and until they do, must retain a minimum of 25% of the stock granted to them in any one year.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million each unless certain requirements are met. The policy of our Compensation Committee with respect to section 162(m) is to establish and maintain a compensation program which will enhance the deductibility of compensation. Our Compensation Committee, however, reserves the right to use its judgment, where merited by our Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.

Section 274(e) of the Code limits the Company’s deduction for expenses allocated to certain personal use of its fractional airplane interests. For 2016, such expenses, less amounts reimbursed to the Company, were not deductible for federal income tax purposes.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K and based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE

Martin P. Slark, Chairman
Gary D. Eppen
Charles R. Reaves
Jonathan P. Ward James C. Kenny

2016 SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 paid or awarded to those persons who were: (i) the Company’s chief executive officer at December 31, 2016, (ii) the Company’s chief financial officer at December 31, 2016 and (iii) the Company’s three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, together with the Company’s chief executive officer and chief financial officer, the “Named Executive Officers”).

Name and Principal		Salary	Bonus	Stock Awards	Non- Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)		Total
Position	Year	($)	($)	($)(1)	($)	($)	($)		($)
David P. Yeager	2016	800,000	—	988,500	880,000	—	192,778	(5)	2,861,278
Chairman and Chief	2015	714,563	—	902,902	700,272	—	169,891		2,487,628
Executive Officer	2014	693,750	—	865,260	—	—	160,076		1,719,086
Terri A. Pizzuto	2016	450,000	—	593,100	332,325	—	21,486	(6)	1,396,911
Executive Vice President,	2015	420,050	—	615,615	358,723	—	19,984		1,414,372
CFO and Treasurer	2014	380,050	—	589,950	26,604	—	18,261		1,014,865
Donald G. Maltby	2016	560,000	—	659,000	431,200	—	147,828	(7)	1,798,028
President and Chief Operating	2015	166,696	—	702,180	174,766	—	233,441		1,277,083
Officer	2014	334,750	—	471,960	53,309	—	20,358		880,377
James J. Damman	2016	400,000	—	494,250	303,333	—	7,986	(8)	1,205,569
President, Mode	2015	372,376	—	492,492	341,469	—	7,382		1,213,719
Transportation, LLC	2014	361,530	—	593,318	60,105	—	6,894		1,021,847
David L. Marsh	2016	360,000	—	494,250	322,560	—	18,786	(9)	1,195,596
Chief Highway Solutions Officer	2015	344,793	—	492,492	321,062	—	17,726		1,176,073

(1)	Consists of the aggregate grant date fair value of restricted stock awards made by our Company to our executives in 2016, 2015 and 2014 in accordance with FASB ASC Topic 718. The amounts expensed in 2016, 2015 and 2014 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company to our executives each with a vesting period of five years are $845,164, $777,567 and $696,174, respectively, for Mr. David Yeager; $561,323, $519,311 and $451,735, respectively, for Ms. Pizzuto; $365,860, $78,020 and $377,853, respectively, for Mr. Maltby (Mr. Maltby’s 2015 grant vests over three years); $524,652, $471,051 and $369,220, respectively, for Mr. Damman; and $452,012 and $411,713 for Mr. Marsh in 2016 and 2015, respectively.

(2)	In addition to salary, our Compensation Committee provides an annual cash incentive. Our annual cash incentive is determined with the assistance of the Hay Group survey. With the exception of the Chief Executive Officer, the value of the target award is generally set, starting in 2012, at 70% of salary. This incentive is based solely on EPS for our Chief Executive Officer and our President and Chief Operating Officer. For our other named executive officers, 80% of this incentive is based on EPS and 20% is based on individual performance compared against certain predetermined personal goals.

(3)	Represents above market earnings on deferred compensation.

(4)	Personal use of our aircraft requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our aircraft interest at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. We value the personal use of our aircraft interests as the difference between the amount paid by the executive to the Company for use of the plane and the aggregate incremental cost of using the plane. The incremental cost includes the hourly flight fee, all fuel charges, overnight fees, on-board catering, landing fees, parking fees, certain taxes and passenger ground transportation. We do not include in incremental costs the fixed costs that do not change based on personal usage, such as monthly management fees or the purchase or lease costs of our fractional interest in aircraft.

(5)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,950, the value of insurance premiums paid by the Company for term life insurance equal to $36, the match made to Mr. Yeager’s account in our Deferred Compensation Plan equal to $24,000 and the value of an executive physical equal to $4,260. Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $156,532.

(6)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,950, the value of insurance premiums paid by the Company for term life insurance equal to $36 and the match made to Ms. Pizzuto’s account in our Deferred Compensation Plan equal to $13,500.

(7)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,950, the value of insurance premiums paid by the Company for term life insurance equal to $36, the match made to Mr. Maltby’s account in our Deferred Compensation Plan equal to $16,800, housing related expenses of $50,000 and the value of an executive physical equal to $5,960. Also represents Mr. Maltby’s personal use of our Company’s fractional airplane interests and associated tax gross up equal to $67,082.

(8)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,950 and the value of insurance premiums paid by the Company for term life insurance equal to $36 for Mr. Damman.

(9)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,950 and the value of insurance premiums paid by the Company for term life insurance equal to $36 and the match made to Mr. Marsh’s account in our Deferred Compensation Plan equal to $10,800.

2016 GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock		All Other
								Awards:		Option
								Number		Awards:
		Estimated Future Payouts			Estimated Future Payouts			of Shares		Number of	Exercise or	Grant Date
		Under Non-Equity			Under Equity Incentive Plan			of Stock		Securities	Base Price	Fair Value of
		Incentive Plan Awards			Awards			or		Underlying	of Option	Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)		Options (#)	Awards ($/Sh)	and Option Awards ($)
David P. Yeager
Restricted Stock	1/2/2016	—	—	—	—	—	—	30,000	(1)	—	—	988,500
Annual Cash Incentive		—	800,000	1,600,000
Terri A. Pizzuto
Restricted Stock	1/2/2016	—	—	—	—	—	—	18,000	(1)	—	—	593,100
Annual Cash Incentive		—	315,000	567,000
Donald G. Maltby
Restricted Stock	1/2/2016	—	—	—	—	—	—	20,000	(1)	—	—	659,000
Annual Cash Incentive		—	392,000	784,000
James J. Damman
Restricted Stock	1/2/2016	—	—	—	—	—	—	15,000	(1)	—	—	494,250
Annual Cash Incentive		—	280,000	541,333
David L. Marsh
Restricted Stock	1/2/2016	—	—	—	—	—	—	15,000	(1)	—	—	494,250
Annual Cash Incentive		—	252,000	504,000

(1)	Restricted stock that vests ratably annually on the date of grant over five years.

Narrative Description for Summary Compensation and Grants of Plan-Based Awards Tables

As part of the annual compensation package, our Compensation Committee grants restricted Class A Common Stock to our executive officers. Generally, these awards are based on merit and the Hay Group survey and vest over five years. The Company has historically made an annual grant of restricted stock to its executive officers. Our Compensation Committee reviews management’s recommendation and approves the restricted stock awards for each Section 16 officer. These restricted shares are entitled to dividends to the same extent as ordinary shares, but the dividends are restricted to the same extent as the underlying security. Once the restricted stock vests, any dividends paid on that stock also vest. We do not have employment agreements with our executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards					Stock Awards
			Equity
			Incentive						Equity
			Plan						Incentive Plan	Equity Incentive
	Number		Awards:					Market	Awards:	Plan Awards:
	of	Number of	Number of			Number of		Value of	Number of	Market or Payout
	Securities	Securities	Securities			Shares or		Shares or	Unearned	Value of
	Underlying	Underlying	Underlying			Units of		Units of	Shares, Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Other Rights	Units or Other
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	That Have Not	Rights That Have
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)
David P. Yeager	—	—	—	—	—	30,000	(1)	1,312,500	—	—
						19,360	(2)	847,000
						13,200	(3)	577,500
						8,800	(4)	385,000
						4,400	(5)	192,500
Terri A. Pizzuto	—	—	—	—	—	18,000	(1)	787,500	—	—
						13,200	(2)	577,500
						9,000	(3)	393,750
						6,000	(4)	262,500
						3,000	(5)	131,250
Donald G. Maltby	—	—	—	—	—	20,000	(1)	875,000	—	—
						12,000	(6)	525,000
James J. Damman	—	—	—	—	—	15,000	(1)	656,250	—	—
						10,560	(2)	462,000
						6,000	(3)	262,500
						4,000	(4)	175,000
						2,000	(5)	87,500
						2,989	(7)	130,769
						2,117	(8)	92,619
						564	(9)	24,675
David L. Marsh	—	—	—	—	—	15,000	(1)	656,250	—	—
						10,560	(2)	462,000
						7,200	(3)	315,000
						4,800	(4)	210,000
						2,400	(5)	105,000

(1)	Restricted stock remaining from a grant made on January 2, 2016 that vests ratably annually on the date of grant over five years.

(2)	Restricted stock remaining from a grant made on January 2, 2015 that vests ratably annually on the date of grant over five years.

(3)	Restricted stock remaining from a grant made on January 2, 2014 that vests ratably annually on the date of grant over five years.

(4)	Restricted stock remaining from a grant made on January 2, 2013 that vests ratably annually on the date of grant over five years.

(5)	Restricted stock remaining from a grant made on January 2, 2012 that vests ratably annually on the date of grant over five years.

(6)	Restricted stock remaining from a grant made on September 16, 2015 that vests ratably annually on the date of grant over three years.

(7)	Restricted stock remaining from a grant made on February 22, 2014 that vests ratably annually on the date of grant over five years.

(8)	Restricted stock remaining from a grant made on February 22, 2013 that vests ratably annually on the date of grant over five years.

(9)	Restricted stock remaining from a grant made on February 22, 2012 that vests ratably annually on the date of grant over five years.

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	On Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David P. Yeager	—	—	21,742	716,399
Terri A. Pizzuto	—	—	14,506	478,803
Donald G. Maltby	—	—	6,000	244,020
James J. Damman	—	—	12,926	447,293
David L. Marsh	—	—	11,506	379,123

2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David P. Yeager	560,218	24,000	80,797	477,661	3,205,445
Terri A. Pizzuto	45,000	13,500	38,730	—	707,884
Donald G. Maltby	61,000	16,800	6,640	27,871	189,302
James J. Damman (5)	—	—	14,863	—	405,936
David L. Marsh	217,359	10,800	2,228	111,204	617,003

(1)	Executive contributions are included in Salary in the Summary Compensation Table.

(2)	Our Company contributions are a match made subject to a cliff vesting requirement as more fully explained below. Our Company contributions are included in All Other Compensation in the Summary Compensation Table.

(3)	None of these earnings are included in the Summary Compensation Table as these are earnings on investments made in various commonly available investment vehicles.

(4)	The amount of compensation in the aggregate balance that was reported as compensation in the 2016 Summary Compensation Table is $584,218 for Mr. Yeager, $58,500 for Ms. Pizzuto, $32,850 for Mr. Maltby and $228,159 for Mr. Marsh. The amount of compensation in the aggregate balance that was reported as compensation in the 2015 Summary Compensation Table is $171,495 for Mr. Yeager, $54,607 for Ms. Pizzuto and $95,925 for Mr. Maltby and $187,416 for Mr. Marsh. The amount of compensation in the aggregate balance that was reported as compensation in the 2014 Summary Compensation Table is $173,438 for Mr. Yeager, $49,407 for Ms. Pizzuto and $109,802 for Mr. Maltby.

(5)	Mr. Damman participates in the Mode Plan (as defined below).

We adopted our current Deferred Compensation Plan effective January 1, 2005. We allow a select group of management and highly compensated employees to make contributions to our Deferred Compensation Plan. We also adopted a non-qualified deferred compensation plan effective April 1, 2011 in connection with the Mode acquisition (the “Mode Plan”). The Mode Plan was created to allow certain key Mode employees to continue deferring into a non-qualified plan for the remainder of 2011. Of our current named executive officers, only Mr. Damman participates in the Mode Plan. On December 31, 2011, the Mode Plan was closed and there will be no new contributions made into the Mode Plan.

Our Deferred Compensation Plan is funded and does not provide for a fixed rate of return. Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options. The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds. Participating employees can contribute up to 50% of their base salary and up to 90% of their annual cash incentive under the Deferred Compensation Plan.

The Deferred Compensation Plan also includes a match by our Company. The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary. The match vests over three years on a cliff basis. The Company match, if vested, and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to ten years, at the employee’s election. The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to ten years. The match is subject to forfeiture if the participant leaves the Company and goes to work for a competitor.

Our Mode Plan is also funded and does not provide for a fixed rate of return. Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options. The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds. The Mode Plan included a match by our Company equal to 50% of the first 10% of contributions to the plan with a maximum match equivalent to 5% of compensation. The match was fully vested once made. The Company match and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to fifteen years, at the employee’s election. The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to fifteen years.

Potential Payouts Upon Termination or Change of Control

As required, in the following section we disclose the amount that would have been earned by our named executive officers assuming a change of control on December 31, 2016.

David P. Yeager, Chairman and Chief Executive Officer

Change of Control

Mr. Yeager has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2016, Mr. Yeager owned 75,760 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2016, the value of the restricted stock would have been $3,314,500.

Mr. Yeager is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2016, a total of $47,417 worth of Company matching contributions and interest or earnings thereon would have vested.

Terri A. Pizzuto, Executive Vice President, Treasurer and Chief Financial Officer

Change of Control

Ms. Pizzuto has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to her award agreements, this restricted stock vests upon a change of control. As of December 31, 2016, Ms. Pizzuto owned 49,200 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2016, the value of the restricted stock would have been $2,152,500.

Ms. Pizzuto is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2016, a total of $27,614 worth of Company matching contributions and interest or earnings thereon would have vested.

Donald G. Maltby, President and Chief Operating Officer

Change of Control

Mr. Maltby has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2016, Mr. Maltby owned 32,000 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2016, the value of the restricted stock would have been $1,400,000.

Mr. Maltby is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2016, a total of $34,407 worth of Company matching contributions and interest or earnings thereon would have vested

James J. Damman, President Mode Transportation

Change of Control

Mr. Damman has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2016, Mr. Damman owned 43,230 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2016, the value of the restricted stock would have been $1,891,313.

David L. Marsh, Chief Highway Solutions Officer

Change of Control

Mr. Marsh has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2016, Mr. Marsh owned 39,960 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2016, the value of the restricted stock would have been $1,748,250.

Mr. Marsh is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2016, a total of $21,149 worth of Company matching contributions and interest or earnings thereon would have vested.

Definition of “Change of Control”

For purposes of the foregoing discussion, a change of control is defined as a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows: (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) who is not as of the date of this grant but later becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company’s then outstanding stock; or (ii) A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph, the change in control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates; or (iii) Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation for services rendered to the Company for the fiscal year ended December 31, 2016 for the Company’s independent directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Gary D. Eppen	90,000	181,225	—	—	—	2,700	(2)	273,925
Charles R. Reaves	90,000	181,225	—	—	—	—		271,225
Martin P. Slark	90,000	181,225	—	—	—	—		271,225
Jonathan P. Ward	90,000	181,225	—	—	—	—		271,225
James C. Kenny (3)	60,000	160,586	—	—	—	—		220,586

(1)	Consists of the aggregate grant date fair value of restricted stock awards made by our Company in 2016 in accordance with FASB ASC Topic 718. The amounts expensed in 2016 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company each with a vesting period of three years are $194,360 for Messrs. Eppen, Reaves, Slark and Ward, and $35,686 for Mr. Kenny.

(2)	Mr. Eppen contributed to our Deferred Compensation Plan in 2016 and received a match of $2,700 for 2016.

(3)	Mr. Kenny’s compensation was pro-rated to reflect his appointment in May 2016.

As of December 31, 2016, Messrs. Eppen, Reaves, Slark and Ward each had 5,500 shares of restricted stock remaining from a grant made on January 2, 2016 that vests ratably over three years, 3,666 shares of restricted stock remaining from a grant made on January 2, 2015 that vests ratably over three years and 1,666 shares of restricted stock remaining from a grant made on January 2, 2014 that vests ratably over three years. Mr. Kenny had 4,125 shares remaining from a grant made on May 20, 2016 that vests ratably over three years. No directors have options.

Directors who are not our employees received $90,000 for serving as a director during 2016. Directors who are our employees do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In connection with their 2016 compensation package, on January 2, 2016, Messrs. Eppen, Reaves, Slark and Ward each received a grant of 5,500 shares of restricted Class A Common Stock with a value on the date of grant of $181,225. In connection with Mr. Kenny’s 2016 compensation package, on May 20, 2016, he received a grant of 4,125 shares of restricted Class A Common Stock with a value on the date of grant of $160,586. The restricted stock vests ratably over a three-year period.

Share Ownership Requirements for Non-Employee Directors

To directly align the interests of our non-employee directors with the interests of the stockholders, our Board adopted a policy that requires each non-employee director to maintain a minimum ownership interest in the Company. The policy was amended in February 2017 to increase each director’s ownership requirement of Company stock to a value of at least three times his annual retainer. Each director has five years to meet this requirement. Until they do, directors must retain a minimum of 25% of the stock granted to them in any one year.

Compensation Committee Interlocks and Insider Participation

None.

Audit Committee Report

Management has primary responsibility for the Company’s internal control and financial reporting process, and for making an assessment of the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the Company’s (i) consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and (ii) the Company’s internal control over financial reporting and to issue an opinion on those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management. The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as amended, as adopted by the PCAOB. The Audit Committee has also received from Ernst & Young LLP the written communication and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2016 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2016.

AUDIT COMMITTEE

Gary D. Eppen, Chairman
Charles R. Reaves
Martin P. Slark
Jonathan P. Ward James C. Kenny

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2016 and 2015 for services provided to us were as follows:

	2016	2015
Audit Fees (1)	$1,392,757	$1,340,000
Audit-Related Fees (2)	$397,180	—
Tax Fees (3)	$37,259	$21,869
All Other Fees (4)	—	—
TOTAL	$1,827,196	$1,361,869

(1)	“Audit Fees” are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016 and December 31, 2015, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2016 and 2015, and consultation with respect to various accounting and financial reporting matters during 2016 and 2015.

(2)	“Audit-Related Fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above. The 2016 Audit-Related Fees relate to assistance with financial due-diligence for a potential acquisition.

(3)	“Tax Fees” are fees for tax services billed by Ernst & Young.

(4)	There were no non-audit services in 2016 and 2015.

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the SEC. The Audit Committee may approve certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre- approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. All services provided by Ernst & Young during 2016 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At last year’s annual meeting, the Company provided stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2016 Annual Meeting. At our 2016 Annual Meeting, our stockholders overwhelmingly approved the proposal, with more than 98% of the votes cast voting in favor of the proposal. In light of the high level of approval that we received in 2016, we concluded that no changes to our compensation policies and practices were warranted. Our Board has elected to hold a stockholder say on pay vote annually. Accordingly, this year the Company again seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We encourage stockholders to review the Compensation Discussion and Analysis and related executive compensation tables. We believe our compensation program strikes the appropriate balance between using responsible pay practices and appropriately incentivizing our executives to create value for our stockholders. This balance is evidenced by the following:

●	A meaningful part of executive compensation is performance based, including our annual cash incentive, which is based primarily on EPS.

●	We have a five year vesting period for our annual restricted stock grants to executive officers.

●	We respond to economic conditions appropriately, such as freezing various base salaries during an economic downturn.

●	We do not make it a practice to provide tax gross-ups to our named executive officers.

●	We have no employment, severance or golden parachute agreements with any of our named executive officers and therefore, no excise tax gross-ups.

The Board strongly endorses the Company’s executive compensation program and unanimously recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The advisory vote on executive compensation will be approved if it receives a majority of votes cast by shares represented in person or by proxy and entitled to vote at such Annual Meeting, provided a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote, provided a quorum is present.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation (commonly referred to as “say-on-pay”) should be held every one, two or three years. This non-binding, advisory resolution is commonly referred to as “say-on-frequency.” We last submitted a say-on-frequency resolution for a stockholder vote in 2011. At that time, our Board recommended, and our stockholders voted in favor of, including a non-binding advisory vote on executive compensation in our proxy statement for our annual meeting of stockholders every year.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, on an advisory basis, that the stockholders’ preferred frequency as to which the Company is to hold a stockholder advisory vote to approve the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, shall either be once every year, once every two years or once every three years, as determined by whichever frequency-option receives the highest number of votes cast.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board unanimously recommends a vote for “1 YEAR”.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS HUB GROUP’S
INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board is asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young, LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. EY has been the Company’s auditors since 2002. Although we are not required to obtain stockholder ratification of the selection of EY, our Board believes that the selection of an independent registered public accounting firm is an important matter and in the best interests of stockholders. For additional information regarding the Company’s relationship with EY, please refer to the Audit Committee Report and the Independent Public Accountants information contained above.

If the appointment of EY as our independent registered public accounting firm for 2017 is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2017 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of EY will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.

The Board unanimously recommends a vote “FOR” Proposal 4.

PROPOSAL 5: APPROVAL OF THE HUB GROUP, INC. 2017 LONG-TERM INCENTIVE PLAN

The Board recommends approval of the Company’s 2017 Long-Term Incentive Plan (the “Plan”). The following summary of the Plan is qualified in its entirety by the complete text of the Plan contained in Exhibit A.

Background

We previously maintained the Hub Group, Inc. 2002 Long-Term Incentive Plan (the “Prior Plan”). The Board adopted the Plan effective as of March 15, 2017 in order to have in place a plan that included provisions that are currently common in the market and to enable us to grant a broader spectrum of awards, including awards that are performance-based for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m) of the Code provides that certain compensation in excess of $1 million that is paid to the chief executive officer and the next three most highly paid officers of a public company (other than the chief financial officer) is not deductible. Compensation which constitutes “performance-based compensation” within the meaning of Section 162(m) generally is not subject to the foregoing limitations. In order to constitute “performance-based compensation,” our stockholders must approve the material terms of the plan pursuant to which the compensation is granted and certain other requirements must be met. Generally, such stockholder approval is required every five years after initial approval. The Plan includes terms that will enable us to grant “performance-based compensation” within the meaning of Section 162(m) provided that our stockholders approve the Plan.

A total of 707,273 shares of our Class A common stock (“Common Stock”) remain available to be issued upon exercise or settlement of outstanding awards under the Prior Plan as of the date of this proxy statement. If the Plan is approved by our stockholders, no future grants will be made under the Prior Plan. Any awards made under the Plan before approval by our stockholders will not vest or be exercisable prior to such approval and any awards granted before such approval will be forfeited if such approval is not obtained. As of the date of this proxy statement, Cash Incentive Awards (as more fully described below) have been granted under the Plan to our named executive officers and other persons who we believe may be or become covered employees for purposes of Section 162(m) of the Code. These awards will be forfeited in their entirety in the event the Plan is not approved by our shareholders.

The Plan authorizes a broad range of awards including stock options (“Options”), stock appreciation rights (“SARs”), Full Value Awards (as more fully described below, including restricted stock, restricted stock units (“RSUs”), performance shares or units and other stock-based awards) and Cash Incentive Awards. A person who has been granted an award under the Plan is referred to herein as a “Participant” in the Plan.

The Plan is not qualified under Section 401(a) of the Code, or, except for the deferred delivery of shares of Common Stock, subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.

On March 15, 2017, the last reported sale price of our Common Stock on the NASDAQ stock market was $48.20 per share.

Purpose and Overview

The purpose of the Plan is to:

●	attract and retain persons who are eligible to participate in the Plan;

●	advance our interests and the interests of our stockholders by providing persons who are eligible to participate in the Plan, upon whose judgment, initiative and efforts we largely depend, with appropriate incentives to perform in a superior manner and achieve long-range goals, and

●	to further align the interests of Participants with those of our stockholders, and to thereby promote the growth and long-term financial interests of us and our related companies and long-term stockholder return.

Restriction on Repricing

The Plan includes a restriction providing that, without stockholder approval or other than as a result of adjustments in connection with corporate transactions, we cannot decrease the exercise price of an Option or SAR after the date of grant or permit any Option or SAR to be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, in no event may an Option or SAR granted under the Plan be surrendered to us in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of Common Stock.

Description of Plan

Administration

The Plan requires that it be administered by a committee of not fewer than two directors (or a greater number if required for compliance with certain securities laws) who are independent for purposes of stock exchange listing requirements and are non-employee directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). If an award is intended to constitute “performance-based compensation” for purposes of section 162(m) of the Code, including Options and SARs, the Committee will consist solely of two or more outside directors within the meaning of section 162(m) of the Code and applicable regulations. In the case of awards to outside directors, the Committee is the Board. Except as provided in the preceding sentence, the Plan will be administered by the Compensation Committee of the Board (the “Committee”). The Committee selects award recipients under the Plan who will thereby become Participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the Plan and to adopt rules and procedures relating to the Plan and awards made thereunder. Subject to stock exchange listing rules and applicable law, the Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it.

Eligibility

All officers, directors or other employees of us or a related company, consultants, independent contractors or agents of us or a related company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of us or a related company including, in each case, directors who are not employees of us or any related company (“Outside Directors”), are eligible to receive awards under the Plan and thereby become Participants in the Plan. Awards to a person who is expected to become a service provider to us or a related company cannot be effective prior to the date on which such person’s service begins. Incentive stock options (“ISOs”) may only be granted to employees of us and our corporate related companies which satisfy certain Code requirements. Generally, a company is a related company to us for any period during which (i) it owns, directly or indirectly, at least 30% of the voting power of all classes of our stock (or any successor to us) entitled to vote or (ii) it is effectively controlled by, or at least 30% of its voting or profits interest is owned, directly or indirectly, by us (or any successor to us) or a other related company.

Approximately 2,760 employees and directors were eligible on an annual basis to receive awards under the Prior Plan, and in 2016, we granted equity awards under the Prior Plan of the type authorized in the Plan to approximately 211 persons.

Shares of Common Stock Available for Awards

Awards may be made under the Plan with respect to Common Stock currently authorized but unissued or, as permitted by applicable law, currently held or acquired by us as treasury shares, including shares of Common Stock purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled in cash rather than Common Stock.

Substitute Awards will not reduce the number of shares of Common Stock that may be issued under the Plan or that may be covered by awards granted to any one Participant during any period as described below. Generally, a “substitute award” is an award that is granted or shares of Common Stock issued by us in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by us or a related company or with which we or a related company combines.

The maximum number of shares of Common Stock that may be delivered under the Plan is equal to the sum of (i) 1,300,000 shares, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan as of the date the Plan is approved by our stockholders (the “Approval Date”), plus (iii) shares of Common Stock that are represented by awards outstanding under the Prior Plan as of the Approval Date that are not delivered to a Participant or beneficiary because (A) the award expires, is forfeited or is cancelled, (B) the award is terminated without issuance of shares of Common Stock (including shares that are attributable to awards under the Prior Plan that are settled in cash), or (C) the award is tendered or withheld in payment of the exercise price or the taxes payable with respect to the exercise, vesting or settlement of the award under the Prior Plan.

The following additional limits apply to awards under the Plan:

●	the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries with respect to ISOs under the Plan will be equal to the overall number of shares reserved for issuance under the Plan; provided that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan;

●	in the case of Options and SARs that are intended to be “performance-based compensation,” the maximum number of shares of Common Stock that may be covered by such awards granted to any one Participant in any one of our fiscal years may not exceed 1,000,000 shares of Common Stock;

●	in the case of Full Value Awards that are intended to be “performance-based compensation,” the maximum number of shares of Common Stock that may be delivered pursuant to any such award granted to any one Participant during any one of our fiscal years, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 1,000,000 shares of Common Stock; provided, however, that if the Full Value Award is denominated in cash, no more than $10,000,000 may be subject to any such Full Value Award granted to any individual during any one of our fiscal years;

●	in the case of Cash Incentive Awards that are intended to be “performance-based compensation,” the maximum amount payable to any one Participant with respect to any performance period of twelve months (prorated for performance periods of greater or lesser than 12 months) is $10,000,000; and

●	in the case of any award to an Outside Director, in no event shall the dollar value of the award granted to any Director for any calendar year (determined as of the date of grant) exceed $1,000,000.

In the case of Full Value Awards and Cash Incentive Awards that are intended to be “performance-based compensation,” if the award is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology used by the Committee to convert shares of Common Stock to cash (or vice versa). If delivery of cash or shares of Common Stock is deferred until after the cash or shares of Common Stock are earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the cash or shares of Common Stock are earned will be disregarded.

In the event of a corporate transaction, including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination or other corporate transaction, that affects the Common Stock such that the Committee determines that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the Plan, the Committee will make the following adjustments to awards in the manner that it determines to be equitable in its sole discretion:

●	adjustment of the number and kind of shares (or the amount of cash) which may be delivered under the Plan (including adjustments to the individual limitations described above);

●	adjustment of the number and kind of shares (and the amount of cash) subject to outstanding awards;

●	adjustment of the exercise price of outstanding Options and SARs; and

●	any other adjustments that the Committee determines to be equitable, which may include, without limitation,

○	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; and

○	cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price.

Types of Awards

Options

The Committee may grant Options to purchase shares of Common Stock, which Options may be either ISOs or non-qualified stock options (“NQOs”). The exercise price of an Option must be no less than the fair market value of a share of Common Stock on the date the Option is granted. ISOs may only be granted to employees of us or our permitted corporate subsidiaries and must satisfy other requirements of section 422 of the Code. An Option that does not satisfy the requirements for an ISO will be treated as a NQO. Except for reductions approved by our stockholders or adjustment for corporate transactions, the exercise price of an Option may not be decreased after the date of grant nor may an Option be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, except as approved by our stockholders, no Option granted under the Plan may be surrendered to us in consideration of a cash payment if, at the time of such surrender, the exercise price of the Option is greater than the then fair market value of a share of Common Stock. Options will be exercisable in accordance with the terms established by the Committee. The full exercise price of each share of Common Stock purchased upon the exercise of any Option must be paid at the time of exercise of the Option (except that if the exercise price is payable through the use of a cashless exercise arrangement approved by the Committee, the exercise price may be paid as soon as practicable after exercise). Subject to applicable law, the exercise price of an Option may be payable in cash, shares of Common Stock (valued at fair market value as of the day of exercise and including net exercise), or a combination thereof. The Committee may also authorize a third party cashless exercise program.

The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the shares of Common Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable, including conformity with our recoupment or clawback policies as in effect from time to time.

Except as provided by the Committee, an Option will expire on the earliest to occur of the following:

●	if the Participant’s termination date occurs by reason of retirement (as defined in the Plan), death or disability (as defined in the Plan), the one-year anniversary of such Date of Termination;

●	if the Participant’s termination date occurs for reasons other than retirement, death or disability and is not a termination by us or a related company for cause, 90 days following such termination date; or

●	if the Participant’s termination date occurs by reason of termination by us or a related company for cause, the termination date.

In any event, an Option will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the Common Stock is listed).

Stock Appreciation Rights

A SAR entitles the Participant to receive the amount (in cash or shares of Common Stock) by which the fair market value of a specified number of shares of Common Stock on the exercise date exceeds an exercise price established by the Committee, which exercise price may not be less than the fair market value of the shares of Common Stock at the time the SAR is granted. Generally, a SAR will be exercisable in accordance with the terms established by the Committee and SARs are generally subject to the same terms and restrictions as apply to Options as described above (except for matters, such as payment of the exercise price, which do not apply to SARs), including the prohibition on lowering of the exercise price, exchanges of the SAR for cash or other awards, the expiration date provisions, and the minimum vesting period.

Full Value Awards

A Full Value Award is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to such conditions, restrictions and contingencies as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on awards that have not been earned or vested.

Cash Incentive Awards

A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee, including provisions relating to deferred payment.

Special Vesting Rules for Full Value Awards, Options and SARs

Except for (a) awards granted in lieu of other compensation, (b) grants to new hires, and (c) grants that are a form of payment of earned performance awards or other incentive compensation, if (I) an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with us or a related company, without achievement of performance targets or other performance objectives (whether or not related the award is intended to be “performance-based compensation”) being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years and (II) if an employee’s right to become vested in a Full Value Award is conditioned upon the achievement of performance targets or other performance objectives (whether or not related the award is intended to be “performance-based compensation”) being required as a condition of vesting, then the required vesting period shall be at least one year, subject, to the extent provided by the Committee, to pro rate vesting over the course of such three or one year period, as applicable, and to acceleration of vesting in the event of the Participant’s death, disability, involuntary termination, retirement or in connection with a change in control.

No Option or SAR may be exercised by a Participant: (i) prior to the date on which the Participant completes one continuous year of employment or service with us or any related company after the date as of which the Option is granted (provided, however, that the Committee may permit earlier exercise following the Participant’s termination date occurring by reason of death or disability).

Performance-Based Compensation

Performance awards granted to employees under the Plan that are intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance targets established by the Committee in accordance with the requirements of section 162(m). The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the following performance criteria:

●	earnings (e.g., earnings before income taxes, or “EBIT”; earnings before income taxes, depreciation and amortization, or “EBITDA”; earnings per share, or “EPS”);

●	financial return ratios (e.g., return on investment, or “ROI”, return on invested capital, or “ROIC”, return on equity, or “ROE”, or return on assets, or “ROA”);

●	revenue;

●	operating or net cash flows;

●	cash flow return on investment;

●	total shareholder return;

●	market share;

●	net operating income;

●	operating income or net income;

●	debt load reduction;

●	cost improvement or containment;

●	expense management;

●	economic value added;

●	stock price;

●	profit;

●	margin;

●	operating expenses;

●	free cash flow;

●	implementation or completion of significant projects or processes;

●	economic value created;

●	cost targets, reductions and savings, productivity and efficiencies;

●	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal and compliance matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; or

●	personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions.

The Committee is not prohibited from granting Full Value Awards or Cash Incentive Awards under the Plan and the Committee or any related company may grant any Cash Incentive Awards outside of the Plan that are not intended to be “performance-based compensation.” Options and SARs granted under the Plan are assumed to constitute “performance-based compensation” provided that the requirements of section 162(m) of the Code are met with respect thereto and provided that the Committee does not make a determination to the contrary.

Change in Control

Except as provided by the Committee or otherwise in the Plan (or an agreement reflecting an applicable award), upon the occurrence of a Change in Control as defined in the Plan:

●	All outstanding Options and SARs (regardless of whether in tandem) shall become fully exercisable.

●	All Full Value Awards and Cash Incentive Awards shall become fully vested; provided, however, that the treatment of any Full Value Award that is performance-based shall become vested as determined by the Committee.

To the extent any provision of the Plan or an award agreement would cause a payment of deferred compensation that is subject to section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of section 409A of the Code. In addition, if an award does not remain outstanding following a Change in Control, the Committee shall determine the vesting and other terms and conditions of the award in connection with the Change in Control in accordance with the terms of the Plan.

Non-U.S. Employees

The Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which we or a related company operates or has employees. The foregoing cannot be applied to increase the share limitations under the Plan or to otherwise change any provision of the Plan that would otherwise require the approval of our stockholders.

Other Plan Information

Awards under the Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution. The Committee, however, may permit Awards (other than an ISO) to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family or in connection with a qualified domestic relations order) in accordance with rules established by the Committee.

All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares of Common Stock or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Common Stock that the Participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan. Previously-owned shares of Common Stock that have been held by the Participant or Common Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable). The provisions of the Plan that prohibit repricing of Options and SARs cannot be amended unless the amendment is approved by the our stockholders and no other amendment shall be made to the Plan without the approval of our stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. Adjustment to awards made in connection with corporate transactions are not subject to the foregoing restrictions.

U.S. Federal Income Tax Considerations

The discussion which follows is a summary, based on current law, of some significant U.S. federal income tax considerations relating to awards under the Plan. The following is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Plan.

Non-qualified Stock Options

The grant of an NQO will not result in taxable income to the Participant. Generally, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and we will be entitled to a corresponding deduction.

The exercise of an NQO through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.

Incentive Stock Options

The grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of us or a corporate subsidiary during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.

Stock Appreciation Rights

A Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise. We will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant.

Full Value Awards

The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.

We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant.

Performance-Based Compensation

A tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the most highly compensated officers of a public corporation (not more than five). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. To preserve the deduction, we have designed the Plan to enable awards thereunder to constitute “performance-based compensation” and not be counted toward the $1 million limit although we reserve the right to make awards under the Plan that do not constitute “performance-based compensation”.

Parachute Payments

Any acceleration of the vesting or payment of awards under the Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20 percent excise tax and preclude deduction by the Company.

Equity Compensation Plan Information

The table below sets forth the following information as of March 22, 2017 for (i) all compensation plans previously approved by our shareholders and (ii) all compensation plans not previously approved by our shareholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$—	707,273
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	707,273

Other Information

Approval of the Plan will require the affirmative vote of the holders of shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, with the result that shares that abstain from voting would count as votes against the Plan and broker non-votes would have no effect on the outcome.

The Board of Directors recommends that you vote FOR Proposal 5.

PROXY SOLICITATION EXPENSE

The Company will pay the expense of any proxy solicitation. We have hired Alliance Advisors, LLC (’‘Alliance Advisors’’) to assist in the solicitation of proxies. Alliance Advisors’ fees for its assistance in the solicitation of proxies are estimated to be $7,500, plus out-of-pocket expenses. In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than November 22, 2017, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders.

The Company anticipates that its next annual meeting of stockholders will be held in May 2018. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder’s intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 9, 2018 nor later than March 11, 2018. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois
March 22, 2017

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to please vote your proxy either by mail, telephone or over the Internet as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

EXHIBIT A

HUB GROUP, INC.

2017 LONG-TERM INCENTIVE PLAN

SECTION 1	GENERAL.

1.1          Purpose. The Hub Group, Inc. 2017 Long-Term Incentive Plan (the “Plan”) has been established by Hub Group, Inc. (the “Company”) to (a) attract and retain employees, directors and other persons providing services to the Company and its Related Companies (as defined herein); (b) advance the interests of the Company and its shareholders by providing employees, directors and other persons providing services to the Company and its Related Companies, upon whose judgment, initiative and efforts the Company largely depend, with appropriate incentives to perform in a superior manner and achieve long-range goals, and (c) to further align the interests of Participants with those of the Company’s shareholders, and to thereby promote the growth and long-term financial interests of the Company and the Related Companies and long-term shareholder return.

1.2          Defined Terms. Capitalized terms used herein which are not otherwise defined in the Plan shall have the meaning set forth in Section 9 hereof.

SECTION 2	ELIGIBILITY AND PARTICIPATION.

Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, and subject to the terms of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Except as otherwise provided by the Committee, or except as otherwise provided in the Plan or Award Agreement, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Related Companies.

SECTION 3	ADMINISTRATION.

3.1          General. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 3.2 (the “Committee”) in accordance with this Section 3. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

3.2          Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

3.3          Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of shares of Stock covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of Awards, (v) modify the terms of, cancel or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions with respect to such Awards as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)	The Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

3.4          Delegation by Committee. Except to the extent prohibited by the provisions of Rule 16b-3, the rules relating to Performance-Based Compensation, applicable state law, the applicable rules of any stock exchange, or any other applicable laws, rules, or regulations (“Applicable Law”), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

3.5          Information to be Furnished to Committee. The Employer shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employer as to an employee’s or Participant’s employment or service, termination of employment or service, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

3.6          Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employer be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employer. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan shall be indemnified by the Employer against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 4	SHARES SUBJECT TO PLAN AND OTHER LIMITATIONS.

4.1          Shares and Other Amounts Subject to the Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	The shares of Stock with respect to which Awards may be made under the Plan shall be shares of Stock currently authorized but unissued or currently held or, to the extent permitted by Applicable Law, subsequently acquired by the Company as treasury shares, including shares of Stock purchased in the open market or in private transactions.

(b)	Subject to the provisions of subsection 4.3, the maximum number of shares of Stock which may be issued with respect to Awards under the Plan shall be equal to the sum of (i) 1,300,000, plus (ii) the number of shares of Stock available for issuance under the Prior Plan as of the Approval Date (and immediately prior to Approval, plus (iii) shares of Stock that are represented by awards outstanding under the Prior Plan as of the Approval Date that are not delivered to a Participant or beneficiary because (A) the award expires, is forfeited or is cancelled, (B) the award is terminated without issuance of shares of Stock (including shares that are attributable to awards under the Prior Plan that are settled in cash), or (C) the award is tendered or withheld in payment of the exercise price or the taxes payable with respect to the exercise, vesting or settlement of the award under the Prior Plan.

(c)	Except as otherwise provided herein, any shares of Stock subject to an Award under the Plan which for any reason is forfeited, cancelled, expires or is terminated without issuance of shares of Stock (including shares that are attributable to Awards that are settled in cash) or is tendered or withheld in payment of the Exercise Price or the taxes payable with respect to the exercise, vesting or settlement of the Award, shall thereafter be available for further grants under the Plan.

(d)	Subject to the terms and conditions of the Plan, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to Incentive Stock Options under the Plan shall be equal to the number determined under paragraph 4.1(b); provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(e)	Substitute Awards shall not reduce the number of shares of Stock that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to subsection 4.2.

(f)	Except as expressly provided by the terms of this Plan, the issue by the Company of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(g)	To the extent provided by the Committee, any Award may be settled in cash rather than in Stock.

4.2	Individual Limitations. Subject to the terms and conditions of the Plan:

(a)	The maximum number of shares of Stock that may be covered by Awards granted to any one Participant during any one Company fiscal year period pursuant to Section 5 (relating to Options and SARs) shall be 1,000,000 shares if such awards are intended to constitute Performance-Based Compensation. For purposes of this paragraph 4.2(a), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering only one share of Stock for purposes of applying the limitations of this paragraph 4.2(a). For purposes of the Plan, it will be assumed that the grant of any Option or SAR is intended to constitute Performance-Based Compensation unless the Committee specifies otherwise.

(b)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 1,000,000 shares of Stock may be delivered pursuant to such Awards granted to any one Participant during any one Company fiscal year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided, however, that if the Award is denominated in cash, no more than $10,000,000 may be subject to such Awards granted to any one individual during such Company fiscal year period; and provided further that, Awards described in this paragraph 4.2(b) shall be subject to the following:

(i)	If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(ii)	If delivery of Stock or cash is deferred until after the Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Stock is earned shall be disregarded.

(c)	For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve (12) month performance period shall equal $10,000,000 (pro rated for performance periods that are greater or lesser than twelve (12) months); provided that Awards described in this paragraph 4.2(c), shall be subject to the following:

(i)	If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Stock.

(ii)	If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(d)	In the case of any Award to an Outside Director, in no event shall the dollar value of the Award granted to any Director for any calendar year (determined as of the date of grant) exceed $1,000,000.

4.3          Adjustments. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan; (b) adjust the number and kind of shares (or the amount of cash) that may be granted to an individual during any specified time as described in subsection 4.2; (c) adjust the number and kind of shares (and the amount of cash) subject to outstanding Awards; (d) adjust the Exercise Price of outstanding Options and SARs; and (e) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be equal to the value of the shares of Stock subject to the Option or SAR at the time of the transaction less the Exercise Price).

SECTION 5	OPTIONS AND STOCK APPRECIATION RIGHTS.

5.1	Definitions.

(a)	The grant of an “Option” under the Plan entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 5 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of the Company or an Affiliate. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b)	A grant of a “Stock Appreciation Right” or “SAR” entitles the Participant to receive, in cash or shares of Stock (as determined in accordance with the terms of the Plan) value equal to: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise; less (ii) an Exercise Price established by the Committee at the time of grant.

5.2          Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 5 and shall determine the number of shares of Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may not grant dividend or dividend equivalent rights (current or deferred) with respect to any Option or SAR granted under the Plan.

5.3          Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Affiliates) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code. Any Option that is intended to constitute an Incentive Stock Option shall satisfy any other requirements of section 422 of the Code and, to the extent such Option does not satisfy such requirements, the Option shall be treated as a Non-Qualified Stock Option.

5.4          Tandem Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a share of Stock at the time of such grant.

5.5          Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Stock on such date (or, if greater, the par value of a share of Stock on such date); provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Exercise Price may not be less than 110% of the Fair Market Value of a share of Stock on the date of grant.

5.6          Exercisability/Vesting. An Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)	The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of stock ownership guidelines by the Participant.

(b)	No Option may be exercised by a Participant: (i) prior to the date on which the Participant completes one continuous year of employment or service with the Company or any Related Company after the date as of which the Option is granted (provided, however, that the Committee may permit earlier exercise following the Participant’s Date of Termination by reason of death or Disability.

(c)	No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the Expiration Date applicable thereto.

5.7          Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 5 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 5.7, the full Exercise Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of a cashless exercise arrangement described in paragraph 5.7(c), payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares of Stock so purchased shall be delivered to the person entitled thereto or shares of Stock so purchased shall otherwise be registered in the name of the Participant on the records of the Company’s transfer agent and credited to the Participant’s account.

(b)	Subject to Applicable Law, the Exercise Price may be paid in cash or by tendering (including by way of a net exercise), by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee;

(c)	The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any required tax withholding resulting from such exercise.

5.8          No Repricing. Except for either adjustments pursuant to subsection 4.3 (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s shareholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Stock.

5.9          Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted (the five-year anniversary in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) or the following dates, unless the following dates are determined otherwise by the Committee:

(a)	if the Participant’s Date of Termination occurs by reason of Retirement, death or Disability, the one-year anniversary of such Date of Termination;

(b)	if the Participant’s Date of Termination, occurs for reasons other than Retirement, death or Disability and is not a termination by the Employer for cause, 90 days following such Date of Termination; or

(c)	if the Participant’s Date of Termination occurs by reason of termination by the Employer for cause, the Date of Termination.

SECTION 6	FULL VALUE AWARDS AND CASH INCENTIVE AWARDS.

6.1	Definitions.

(a)	A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future (including restricted stock, restricted stock units, performance shares, and performance units) which is contingent on continuing service, the achievement of performance objectives during a specified performance period, or other restrictions as determined by the Committee. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards that have not been earned or vested.

(b)	A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

6.2          Special Vesting Rules. Except for (a) awards granted in lieu of other compensation, (b) grants to new hires, and (c) grants that are a form of payment of earned performance awards or other incentive compensation, if (I) an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Related Companies, without achievement of performance targets or other performance objectives (whether or not related to Performance Criteria) being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years and (II) if an employee’s right to become vested in a Full Value Award is conditioned upon the achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required vesting period shall be at least one year, subject, to the extent provided by the Committee, to pro rated vesting over the course of such three or one year period, as applicable, and to acceleration of vesting in the event of the Participant’s death, Disability, involuntary termination, Retirement or in connection with a change in control.

6.3          Performance-Based Compensation. The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as Performance-Based Compensation. To the extent required by section 162(m) of the Code, any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)	The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not later than ninety (90) days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Criteria.

(b)	A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this paragraph 6.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

Nothing in this Section 6 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, the Company or any Related Company from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 6 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Full Value Award or Cash Incentive Award, if any, that is not intended to constitute Performance-Based Compensation.

SECTION 7	CHANGE IN CONTROL.

Subject to the provisions of subsection 4.3 (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

(a)	All outstanding Options and SARs (regardless of whether in tandem) shall become fully exercisable.

(b)	All Full Value Awards and Cash Incentive Awards shall become fully vested; provided, however, that the treatment of any Full Value Award that is performance-based shall become vested as determined by the Committee.

To the extent any provision of the Plan or an Award Agreement would cause a payment of deferred compensation that is subject to section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of section 409A of the Code. In addition, if an Award does not remain outstanding following a Change in Control, the Committee shall determine the vesting and other terms and conditions of the award in connection with the Change in Control in accordance with the terms of the Plan.

SECTION 8	OPERATION AND ADMINISTRATION.

8.1          Effective Date. The Plan was adopted by the Board effective March 15, 2017 (the “Effective Date”). Any awards made under the Plan prior to the Approval Date will not vest or be exercisable prior to the Approval Date and any awards granted prior to the Approval Date will be forfeited if the Approval Date does not occur by December 31, 2017. From and after the Approval Date, no awards shall be made under the Prior Plan. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the tenth anniversary of the Effective Date.

8.2          Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all Applicable Law and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of Stock, the transfer of such Stock may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law or the rules of any stock exchange on which the Stock is listed.

8.3          Settlements and Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment (other than Option or SAR other than to the extent permitted by section 409A of the Code), subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

8.4          Restrictions on Shares and Awards. The Committee, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Stock ownership by the Participant, conformity with the Company’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any Awards under the Plan and any shares of Stock issued pursuant to the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

8.5          Withholding.    All Awards and distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, previously-owned Stock that has been held by the Participant or Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by Applicable Law (or other rates that will not have a negative accounting impact).

8.6          Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 8.6 the Committee may permit awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family or in connection with a qualified domestic relations order), in accordance with rules established by the Committee.

8.7          Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

8.8          Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

8.9          Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an “Award Agreement” with the Company in a form specified by the Committee, evidencing the Award under the Plan, agreeing to the terms and conditions of the Plan and agreeing to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

8.10        Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employer whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employer. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of the Employer shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

8.11        Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.12        Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

8.13        Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Illinois, without giving effect to choice of law principles.

8.14        Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Related Company operates or has employees. The foregoing provisions of this subsection 8.14 shall not be applied to increase the share limitations of Section 4 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s shareholders.

SECTION 9	DEFINED TERMS. For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Affiliate. The term “Affiliate” means any entity which is a parent corporation (as defined in section 424(e) of the Code) or a subsidiary corporation (as defined in section 424(f) of the Code).

(b)	Applicable Law. The term “Applicable Law” is defined in subsection 3.4.

(c)	Approval Date. The term “Approval Date” means the date on which the Plan is approved by the Company’s shareholders.

(d)	Award. The term “Award” means any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, Stock Appreciation Rights, or Full Value Awards or Cash Incentive Awards.

(e)	Award Agreement. The term “Award Agreement” means an agreement evidencing the grant of an Award hereunder as described in subsection 8.9 of the Plan.

(f)	Board. The term “Board” means the Board of Directors of the Company.

(g)	Cash Incentive Award. The term “Cash incentive Award” is defined in paragraph 6.1(b).

(h)	Change in Control. For purposes of the Plan, the term “Change in Control” means a change in the beneficial ownership of the voting Stock or a change in the composition of the Board which occurs as follows:

(i)	Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act is or becomes a beneficial owner, directly or indirectly, of Stock representing 50 percent or more of the total voting power of the then outstanding Stock.

(ii)	A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the Stock, which has not been negotiated and approved by the Board. In case of a tender offer described in this clause (ii), the Change in Control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in clause (i) above) making the offer owns or has accepted for payment Stock with 25 percent or more of the total voting power of the Stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, Stock with 50 percent or more of the total voting power of the Stock when the offer terminates.

(iii)	Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

(i)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(j)	Committee. The term “Committee” is defined in subsection 3.1.

(k)	Company. The term “Company” means Hub Group, Inc.

(l)	Date of Termination. A Participant’s “Date of Termination” shall be the date that his service with the Company and the Related Companies terminates for any reason; provided that a Date of Termination shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Employer approved by the Participant’s employer. In the case of an Outside Director, the “Date of Termination” means the date on which an individual ceases to be a member of the Board.

(m)	Disability. A Participant shall be considered to have a “Disability” during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(n)	Effective Date. The term “Effective Date” is defined in subsection 8.1 of the Plan.

(o)	Eligible Individual. The term “Eligible Individual” means any officer, director or other employee of the Company or a Related Company, consultants, independent contractors or agents of the Company or a Related Company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of the Company or a Related Company (but effective no earlier than the date on which such Person begins to provide services to the Company or a Related Company), including, in each case, Outside Directors.

(p)	Employer. The term “Employer” means, collectively, the Company and all Related Companies.

(q)	Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	Exercise Price. The term “Exercise Price” is defined in subsection 5.5 of the Plan.

(s)	Expiration Date. The term “Expiration Date” is defined in subsection 5.9 of the Plan.

(t)	Fair Market Value. The term “Fair Market Value” of a share of Stock as of any date means the closing market composite price for such Stock as reported for the NASDAQ Stock Exchange on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded. If the Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market. If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

(u)	Full Value Award. The term “Full Value Award” is defined in paragraph 6(a) of the Plan.

(v)	Incentive Stock Option. The term “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.

(w)	Non-Qualified Option. The term “Non-Qualified Option” means an Option that is not intended to be an Incentive Stock Option.

(x)	Option. The term “Option” is defined in paragraph 5.1(a) of the Plan.

(y)	Outside Director. The term “Outside Director” means each member of the Board who is not an employee of the Company or any Related Company.

(z)	Participant. The term “Participant” is defined in Section 2 of the Plan.

(aa)	Performance-Based Compensation. The term “Performance-Based Compensation” means compensation that satisfies the requirements for qualified performance-based compensation within the meaning of section 162(m) of the Code and regulations thereunder.

(bb)	Performance Criteria. The term “Performance Criteria” means any one or more of the following: (i) earnings (e.g., earnings before income taxes, or “EBIT”; earnings before income taxes, depreciation and amortization, or “EBITDA”; earnings per share, or “EPS”), (ii) financial return ratios (e.g., return on investment, or “ROI”; return on invested capital, or “ROIC”; return on equity, or “ROE”; return on assets, or “ROA”), (iii) revenue, (iv) operating or net cash flows, (v) cash flow return on investment, (vi) total shareholder return, (vii) market share, (viii) net operating income, operating income or net income, (ix) debt load reduction, (x) cost improvement or containment, (xi) expense management, (xii) economic value added, (xiii) stock price, (xiv) profit, (xv) margin, (xvi) operating expenses, (xvii) free cash flow, (xviii) implementation or completion of significant projects or processes; (xix) economic value created; (xx) cost targets, reductions and savings, productivity and efficiencies; (xxi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal and compliance matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; and (xxii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions.

(cc)	Plan. The term “Plan” means this Hub Group, Inc. 2017 Long-Term Incentive Plan, as defined in subsection 1.1.

(dd)	Prior Plan. The term “Prior Plan” means the Hub Group, Inc. 2002 Long-Term Incentive Plan.

(ee)	Related Companies. The term “Related Company” means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least thirty percent of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which either (A) it is effectively controlled by, or (B) at least thirty percent of its voting or profits interest is owned, directly or indirectly, by, the Company, any entity that is a successor to the Company or any entity that is a Related Company by reason of clause (i) next above.

(ff)	Retirement. The term “Retirement” means, except as provided by the Committee, (i) in the case of a Participant who is not an Outside Director, the occurrence of the Participant’s Date of Termination for reasons other than death or Disability or termination by the Employer for cause on or after the date on which the Participant (A) attains age 55, or (B) attains age 50 and has completed at least 10 continuous years of service with the Employer, and (ii) in the case of a Participant who is an Outside Director, the occurrence of the Outside Director’s Termination of Service on or after his attainment of age 65 for reasons other than death or Disability (and not removal for cause).

(gg)	SEC. The term “SEC” means the Securities and Exchange Commission.

(hh)	Stock. The term “Stock” means shares of Class A common stock of the Company.

(ii)	Stock Appreciation Right or SAR. The term “Stock Appreciation Right” or SAR” is defined in paragraph 5.1(b) of the Plan.

(jj)	Substitute Award. The term “Substitute Award” means an Award granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Related Company or with which the Company or any Related Company combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under subsection 5.8 (related to Options and SAR repricing).

(kk)	Ten Percent Shareholder. The term “Ten Percent Shareholder” means an employee of the Company or any of its Affiliates who, as of the date of grant of an Incentive Stock Option to such Eligible Individual, owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company and all of its Affiliates.

SECTION 10	AMENDMENT AND TERMINATION.

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 4.3 shall not be subject to the foregoing limitations of this Section 10; and further provided that the provisions of subsection 5.8 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by the Company’s shareholders; and provided further that, no other amendment shall be made to the Plan without the approval of the Company’s shareholders if such approval is required by law or the rules of any stock exchange on which the Stock is listed. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary or desirable to conform to section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with section 409A of the Code and the Committee is under no obligation to make any changes to any Award to cause such compliance.

A - 12

HUB GROUP, INC. 2000 CLEARWATER DRIVE OAK BROOK, IL 60523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E23414-P89871-Z69672	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUB GROUP, INC.		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR ALL the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01) David P. Yeager 05) Charles R. Reaves 02) Donald G. Maltby 06) Martin P. Slark
03) Gary D. Eppen 07) Jonathan P. Ward
04) James C. Kenny 08) Peter B. McNitt

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year for the following proposal:	1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4.	Ratification of the selection of Ernst & Young LLP as Hub Group’s independent registered accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

5.	Approval of the Hub Group, Inc. 2017 Long-Term Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23415-P89871-Z69672

HUB GROUP, INC. Annual Meeting of Stockholders May 10, 2017 10:00 AM CDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David P. Yeager, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUB GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM CDT on May 10, 2017 at 2000 Clearwater Drive, Oak Brook, IL 60523, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.2